Cede & Co.

c/o The Depository Trust Company

55 Water Street

New York, NY 10041

July 12, 2018

Dorian LPG Ltd.

c/o Dorian LPG (USA) LLC

27 Signal Road

Stamford, CT 06902

Attn: Secretary

To Whom It May Concern:

Cede & Co., the nominee of The Depository Trust Company (“DTC”), is a holder of record of shares of common stock of Dorian LPG Ltd. (the “Company”). DTC is informed by its participant, Citibank, N.A. (“Participant”), that as of July 9, 2018, 100 of such shares (the “Shares”) credited to Participant’s DTC account were beneficially owned by BW LPG Holding Limited (“BW LPG Holding”).

At the request of Participant, on behalf of BW LPG Holding, Cede & Co., as holder of record of the Shares, hereby delivers the attached Notice of Intention to Nominate Persons for Election as Directors at the next annual meeting of shareholders of the Company (including any postponement or adjournment thereof), as set forth in the accompanying letter of BW LPG Holding.

Any correspondence related to this letter or any matter addressed herein should be addressed to each of Benet O’Reilly (boreilly@cgsh.com) and Neil Markel (nmarkel@cgsh.com), Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, and Paul Schulman (pschulman@mackenziepartners.com), MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

While Cede & Co. is submitting the attached Notice of Intention to Nominate Persons for Election as Directors referred to herein as the stockholder of record of the Shares, it does so at the request of Participant and only as a nominal party for the true party in interest, BW LPG Holding. Cede & Co. has no interest in this matter other than to take those steps which are necessary to ensure that BW LPG Holding is not denied its rights as the beneficial owner of the Shares, and Cede & Co. assumes no further responsibility for this matter.

Sincerely,

Cede & Co.

/s/ Robert Hensey
Robert Hensey

Partner

July 12, 2018

By HAND DELIVERY, FEDEX and E-MAIL

Dorian LPG Ltd. c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902 Attn: Secretary
Re:	Notice of Intention to Nominate Persons for Election as Directors

To Whom It May Concern:

BW LPG Holding Limited (“BW LPG Holding”), a wholly owned subsidiary of BW LPG Limited (“BW LPG”), owns 100 shares (the “BW LPG Holding Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of Dorian LPG Ltd., a Marshall Islands limited company (the “Company”). As of July 9, 2018, Cede & Co. (“Cede”, and together with BW LPG Holding acting as the beneficial owner of the shares held on record by Cede, the “Shareholder”) was the record owner of all such BW LPG Holding Shares. A statement of holding confirming the Shareholder’s ownership of 100 shares of Common Stock as of July 9, 2018 is attached hereto as Exhibit A. On July 11, 2018, BW LPG Holding’s broker initiated a withdrawal of 50 of such BW LPG Holding Shares from the custody of The Depository Trust Company, with such 50 BW LPG Holding Shares to be held by BW LPG Holding as record holder following the completion of such withdrawal. BW Euroholdings Limited (“Euroholdings”), a wholly owned subsidiary of BW Group Limited (“BW Group”), additionally owns 7,826,460 shares (the “Euroholdings Shares”) of Common Stock of the Company. BW Group, as the owner of approximately 45% of BW LPG as of the date hereof, may be deemed to beneficially own the BW LPG Holding Shares and the Euroholdings Shares. The Sohmen Family Foundation, as the owner of 93.25% of BW Group, may also be deemed to beneficially own the BW LPG Holding Shares and the Euroholdings Shares.

The name and address, as they appear on the Company’s stock transfer books, of Cede is: Cede & Co., c/o The Depository Trust Company, 55 Water Street, New York, NY 10041 and the U.S. federal tax identification number for Cede is 13-2555119. The name and address of BW LPG Holding is: BW LPG Holding Limited, Mapletree Business City, #17-02, 10 Pasir Panjang Road, Singapore 117438 and the U.S. federal tax identification number for BW LPG Holding is 98-1248842.

Dorian LPG Ltd.

July 12, 2018

The Shareholder hereby submits notice of its intention to propose the nomination of directors at the next annual meeting of shareholders of the Company (including any postponement or adjournment thereof) (the “Annual Meeting”) in accordance with Section 3 of Article III of the Bylaws of the Company adopted on July 1, 2013 (the “Company Bylaws”).

The Shareholder, as the shareholder of the Company giving this notice, represents to the Company that it intends to appear in person (through its representatives) or by proxy at the Annual Meeting to bring the nominations set forth below before the Annual Meeting.

In accordance with Section 3 of Article III of the Company Bylaws, we are hereby notifying you that we intend to nominate each of Baudoin Lorans, Ouma Sananikone and Jeffrey Schwarz (each a “Nominee”, and together, the “Nominees”) for election as Class II Directors of the Company at the Annual Meeting. Each of the Nominees has agreed to be nominated by the Shareholder for election to the Board of Directors of the Company, to be named in any appropriate proxy statement and form of proxy and to serve as a Director, if elected. If the Nominees are elected, they intend to discharge their duties as Directors of the Company consistent with all applicable legal requirements, including the fiduciary obligations imposed upon corporate directors. If elected, each Nominee would serve as a Class II Director until the Company’s annual meeting in 2021.

We are nominating the Nominees as Directors of the Company because we seek to provide the Company’s shareholders with the opportunity to elect new independent Directors.

We do not expect that any of the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, we reserve the right to nominate substitute nominee(s) for election as Directors at the Annual Meeting, to the extent this is not prohibited under the Company Bylaws and applicable law. In addition, we reserve the right to nominate substitute nominee(s) if the Company makes or announces any changes to the Company Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Company Bylaws and applicable law. Based on public information and the Company’s filings with the Securities and Exchange Commission through the date of this notice, we anticipate that three persons will be elected as Class II Directors at the Annual Meeting. In the event that for any reason additional persons are to be elected at the Annual Meeting, we reserve the right to propose additional nominees for election to fill such positions.

Exhibit B hereto sets forth such additional information relating to the Shareholder as the shareholder giving this notice that is required by Section 3 of Article III of the Company Bylaws, including information relating to the Shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors (as defined in the Company Bylaws) by rules and regulations applicable to the Company.

Dorian LPG Ltd.

July 12, 2018

Exhibit C hereto sets forth such additional information relating to each of the Nominees that is required by Section 3 of Article III of the Company Bylaws, including (a) information relating to each such Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors (as defined in the Company Bylaws) by rules and regulations applicable to the Company and (b) the written consent of each Nominee to be named in the proxy statement as a nominee and to serve as a Director if elected.

* * * * *

If this notice shall be deemed for any reason to be ineffective with respect to the nomination of any of the Nominees, or if any of the Nominees shall be unable to serve as Director of the Company for any reason, this notice of nomination shall nevertheless continue to be effective with respect to the nomination of any other Nominees and as to any replacement nominees we select.

By submitting this notice, the Shareholder does not concede the validity of any aspect of the Company Bylaws, and the Shareholder expressly reserves the right to challenge the Company Bylaws, any other requirements that the Company, the chairman of the Annual Meeting or any of their respective representatives may attempt to impose on the Nominees, the Shareholder or any of its affiliates, the Annual Meeting or the voting process, and any interpretation or application thereof by the Company, the chairman of the Annual Meeting or any of their respective representatives.

Any confidential information contained herein, including in any exhibit hereto, shall be kept confidential by the Company and its representatives and shall not be disclosed by the Company or any of its representatives, except to the extent such disclosure is required pursuant to applicable law.

The information included herein, including any exhibit hereto, is accurate to BW LPG Holding’s knowledge as of the date hereof. BW LPG Holding reserves the rights to amend or supplement this information, although it shall have no obligation to do so unless required by applicable law.

Unless the context otherwise requires, capitalized terms used but not defined in any exhibit or appendix hereto shall have the respective meanings ascribed to such terms in this letter.

Dorian LPG Ltd.

July 12, 2018

We request written notice as soon as possible of any alleged defect in this notice of intent to nominate so that there is an adequate opportunity to address any such alleged defect in a timely fashion and reserve the right, following the receipt of any such notice, to either challenge, or attempt as soon as practicable to cure, such alleged defect. Any correspondence related to this letter or any matter addressed herein should be addressed to each of Benet O’Reilly (boreilly@cgsh.com) and Neil Markel (nmarkel@cgsh.com), Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, and Paul Schulman (pschulman@mackenziepartners.com), MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

[Signature page follows]

Very truly yours,

BW LPG HOLDING LIMITED

By: /s/ Nicholas Fell
Name: Nicholas Fell
Title: Authorized Signatory

Attachments (Exhibits A, B and C)

[Exhibits and Appendices Intentionally Omitted]